Exhibit 10.2

Nonqualified Stock Option Agreement
The Toro Company 2026 Equity Plan
This Agreement (this “Agreement”) dated          (the “Grant Date”), between The Toro Company, a Delaware corporation (“TTC”), and                  (“you”) sets forth the terms and conditions of the grant to you of a nonqualified stock option (this “Option”) to purchase          shares of common stock, par value $0.01 per share, of TTC (“Shares”) at an Option Price of          per Share, under The Toro Company 2026 Equity Plan, as such plan may be amended from time to time (the “Plan”). This Option is subject to all of the terms and conditions set forth in the Plan, this Agreement and the Nonqualified Stock Option Acceptance Agreement should you decide to accept this Option. All of the terms in this Agreement and the Nonqualified Stock Option Acceptance Agreement that begin with a capital letter are either defined in this Agreement or in the Plan. Except as otherwise indicated, for purposes of this Agreement and the Nonqualified Stock Option Acceptance Agreement, any reference to “Employer” shall mean the entity (TTC or any Affiliate or Subsidiary) that employs you or in which you provide other services.
1.Expiration Date. This Option shall expire on              (the “Expiration Date”).
2.Vesting. Except as provided in Sections 3, 5, 6 and 7 of this Agreement provided you remain employed with or provide services to the Employer through the applicable vesting date, this Option shall vest and become exercisable in three (3) as equal as possible installments on each of the first, second and third anniversaries of the Grant Date (rounding down to the nearest whole share on the first vesting date, if necessary, and on the second vesting date, if necessary).
3.Effect of Termination of Employment or Service.
(a)Death. If your employment or other service with the Employer is terminated by reason of your death, this Option will vest immediately as of such termination, and your legal representatives, heirs or legatees may exercise this Option until the earlier of the date this Option expires or one (1) year after the date of your death.
(b)Disability. If your employment or other service with the Employer is terminated by reason of your Disability (as defined below), this Option will vest immediately as of such termination, and you or your guardian or legal representative, as the case may be, may exercise this Option until the earlier of the date this Option expires or one (1) year after the date your employment or other service with the Employer terminates by reason of your Disability. “Disability” means a disability such as would entitle you to receive disability income benefits pursuant to the long-term disability plan of the Company, Affiliate or Subsidiary then covering

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Exhibit 10.2
you or, if no such plan exists or is applicable to you, your permanent and total disability within the meaning of Code Section 22(e)(3).
(c)Retirement. If your employment or other service with the Employer is terminated by reason of your Retirement (as defined below) after the last day of the fiscal year in which your grant was made, this Option will remain outstanding until the date this Option expires, and will continue to vest under Section 2 of this Agreement; provided, however, that if you become employed or retained by an entity other than an Employer to render services or assume responsibilities similar to those of the position at the Employer from which you retire, this Option shall automatically be canceled, expire and be forfeited as of the date you first become so employed or retained. If your employment or other service with the Employer is terminated by reason of your Retirement on or before the last day of the fiscal year in which your grant was made, you may exercise the then vested portion of this Option, if any, for a period of three (3) months after the date your employment or other service with the Employer terminates, but not later than the date this Option expires, and any unvested portion of this Option will be canceled on the date your employment or other service with the Employer terminates. For purposes of this Agreement, “Retirement” means the voluntary termination of your employment or other service with the Employer at or after your age of 55 and with the total number of your completed years of service with one or more Employers that, when added together with your age, equals at least 65.
(d)Other. If your employment or other service with the Employer is terminated for any reason other than your death, Disability or Retirement, you may exercise the then vested portion of this Option, if any, for a period of three (3) months after the date your employment or other service with the Employer terminates, but not later than the date this Option expires, and any unvested portion of this Option will be canceled on the date your employment or other service with the Employer terminates.
(e)Effective Date of Termination. Notwithstanding anything to the contrary in the Plan, and unless otherwise determined by the Committee in its sole discretion, your termination date shall be the date on which your active employment or other service ceases and shall not be extended by any notice of termination of employment or severance period provided to you by contract or practice of TTC or the Employer or mandated under local law, unless otherwise required by applicable law.
4.No Transfer. You may not transfer this Option other than by will or applicable laws of descent and distribution or, if approved by the Committee, pursuant to a qualified domestic relations order entered into by a court of competent jurisdiction.
5.Adverse Action. In addition to the other rights of the Committee under the Plan, if you are determined by the Committee, acting in its sole reasonable discretion, to have taken any action that would constitute an Adverse Action, (a) all of your rights under the Plan and any agreements evidencing an Award granted under the Plan, including this Agreement evidencing this Option, then held by you shall terminate and be forfeited without notice of any kind, and (b) the Committee in its sole discretion may require you to surrender and return to TTC all or any Shares received, or to disgorge all or any profits or any other economic value (however defined by the Committee) made or realized by you, during the period beginning one (1) year prior to your termination of employment or other service with the Employer in connection with any Awards granted under the Plan, including this Option, or any Shares issued upon the exercise or vesting of any Awards, including this Option. TTC may defer the exercise of this Option for a period of up to ninety (90) days in order for the Committee to make any determination as to the existence of an Adverse Action. This Section 5 shall not apply following a Change of Control.

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Exhibit 10.2
6.Clawback, Forfeiture or Recoupment. Any Shares issued to you upon exercise of this Option will be subject to any automatic forfeiture or voluntary compensation clawback, forfeiture or recoupment provisions under applicable law and TTC’s current clawback policy and any future compensation clawback, forfeiture or recoupment policy that the Committee may adopt from time to time that is applicable by its terms to you.
7.Change of Control. In the event of a Change of Control, the provisions of the Plan applicable to a Change of Control will apply to this Option.
8.Exercise of Option.
(a)Notice of Exercise. To exercise this Option, you must follow the option exercise procedures of TTC’s designated broker (currently Fidelity), including providing a notice of Option exercise to the broker. In addition, if you are an Insider (as defined in the Plan) or otherwise subject to pre-clearance procedures under TTC’s Insider Trading Policy, then you must first pre-clear the Option exercise in accordance with TTC’s Insider Trading Policy and once such pre-clearance has been obtained, you may then exercise this Option by calling TTC’s designated broker, and otherwise, following our designated broker’s Option exercise procedures.
(b)Method of Payment of Option Price and Issuance of Shares. All Option exercises must be accompanied by payment in full of the aggregate Option Price for the Shares to be purchased. Payment may be made (i) in cash or its equivalent; (ii) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price; (iii) by a cashless (broker-assisted) exercise; (iv) by a “net exercise” of this Option (as further described below); (v) by any combination of (i), (ii), (iii) and (iv); or (vi) by any other method approved or accepted by the Committee in its sole discretion. In the case of a “net exercise” of this Option, TTC will reduce the number of Shares issued upon the exercise of this Option by the largest number of whole Shares that has a Fair Market Value on the exercise date that does not exceed the aggregate Option Price for the Shares exercised under this method (and, if applicable, any required tax withholding obligations) and will require cash payment from you for any remaining Option Price (and/or tax withholding obligations). Shares will no longer be outstanding under this Option (and will therefore not thereafter be exercisable) following the exercise of this Option to the extent of (x) Shares used to pay the Option Price of this Option under the “net exercise,” (y) Shares actually delivered to you as a result of such exercise, and (z) any Shares withheld for purposes of tax withholding pursuant to the Plan. Any Shares issued to you upon exercise of this Option will be issued and delivered to you in book-entry or certificate form or issued and deposited for your benefit with any broker with which you have an account relationship or TTC has engaged to provide such services under the Plan.
(c)Legal Restriction on Option Exercise. If at any time the Committee determines that the listing, registration or qualification of the Shares subject to this Option on any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the issue or purchase of Shares upon exercise of this Option, this Option may not be exercised unless such listing, registration, qualification, consent or approval has been obtained free of conditions not acceptable to the Committee. Under certain circumstances as set forth in the Plan, if the exercise of this Option is prevented by certain provisions of the Plan, this Option will remain exercisable until thirty (30) days after the date such exercise first would no longer be prevented by such provisions, but in any event no later than the expiration date of this Option.
(d)Automatic Option Exercise Upon Expiration. If (i) this Option is outstanding on the business day on which the Expiration Date or an earlier termination date established in accordance with Section 3 of this Agreement (such date, the “Last Exercise Date”) falls or, if the

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Exhibit 10.2
Last Exercise Date is not a business day, on the last business day prior to the Last Exercise Date (such date, the “Automatic Exercise Date”), and (ii) this Option has an Option Price that is less than the Fair Market Value of a Share as of the Automatic Exercise Date such that the automatic exercise of this Option would result in the issuance of at least one (1) Share to you after payment of the Option Price and any applicable minimum tax withholding requirements (the “Automatic Exercise Threshold”), then this Option shall be exercised on the Automatic Exercise Date automatically and without any action by you or the Company. In the event of such automatic exercise, payment of the Option Price of this Option and any applicable tax withholding requirements shall be made by a “net exercise” of this Option pursuant to Section 8(b)(iv) above whereby the number of Shares to be issued upon exercise is reduced by a number of Shares having a Fair Market Value on the Automatic Exercise Date equal to the Option Price and any applicable minimum tax withholding. For the avoidance of doubt, if the Automatic Exercise Threshold would not be satisfied, this Option shall not be automatically exercised pursuant to this Section 8(d).
9.Tax Withholding. TTC has the right to deduct from any settlement made upon exercise of this Option or the sale of Shares acquired upon exercise of this Option, any federal, state, local or other taxes of any kind, domestic or foreign, that TTC or any plan administrator of the Plan, as applicable, reasonably determines is required by law to be withheld with respect to income recognized or to require you to pay the amount of any such taxes or to take such other action as may be necessary in the opinion of TTC to satisfy all obligations for the payment of such taxes. If you elect to pay any tax withholding obligations in the form of withheld Shares or the surrender of Shares, such Shares will be valued at their Fair Market Value on the date the withholding is to be determined, but such withholding shall not exceed an amount of withholding based on the maximum statutory tax rates in your applicable tax jurisdictions (unless a lesser amount of withholding is required to avoid the classification of the Option as a liability on TTC’s consolidated balance sheet or other adverse accounting treatment). TTC also may deduct from any such settlement any amounts you may owe TTC.
10.No Right to Continue Employment or Service. Neither the Plan, this Option, nor any related material shall give you the right to continue in employment by or perform services to the Employer or shall adversely affect the right of the Employer to terminate your employment or service relationship with or without cause at any time.
11.Stockholder Status. You shall have no rights as a stockholder with respect to any Shares underlying this Option until such Shares have been duly issued and delivered to you in accordance with the terms of this Agreement and the Nonqualified Stock Option Acceptance Agreement, and no adjustment shall be made for dividends of any kind or description whatsoever or for distributions of rights of any kind or description whatsoever respecting such Shares except as expressly set forth in the Plan.
12.Governing Law. This Agreement and the Nonqualified Stock Option Acceptance Agreement shall be construed, administered and governed in all respects under and by the applicable laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation to the substantive law of another jurisdiction.
13.Venue. In accepting this Option, you are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of the State of Minnesota of the United States of America to resolve any and all issues that may arise out of or relate to this Option and this Agreement.
14.Binding Effect. This Agreement shall be binding upon TTC and you and its and your respective heirs, executors, administrators and successors.

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Exhibit 10.2
15.Electronic Delivery. TTC, in its sole discretion, may decide to deliver any documents related to this Option granted to you under the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on- line or electronic system established and maintained by TTC or a third party designated by TTC.
16.Conflict. To the extent the terms of this Agreement or the Nonqualified Stock Option Acceptance Agreement are inconsistent with the Plan, the provisions of the Plan shall control and supersede any inconsistent provision of this Agreement or the Nonqualified Stock Option Acceptance Agreement.
17.Non-Negotiable Terms. The terms of this Agreement and the Nonqualified Stock Option Acceptance Agreement are not negotiable, but you may decline this nonqualified stock option award electronically through TTC’s stock plan administration platform.
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Exhibit 10.2

IN WITNESS WHEREOF, this Agreement has been executed and delivered by The Toro Company and has been executed by you by execution or electronic acceptance of the attached Nonqualified Stock Option Acceptance Agreement.
By:
    Chief Executive Officer

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Exhibit 10.2

Nonqualified Stock Option Acceptance Agreement
I hereby agree to the terms and conditions governing the Option grant as set forth in the Nonqualified Stock Option Agreement, this Nonqualified Stock Option Acceptance Agreement and as supplemented by the terms and conditions set forth in the Plan.
In accepting the Option grant, I hereby acknowledge that:
(a)The Plan is established voluntarily by TTC, it is discretionary in nature and it may be modified, amended, suspended or terminated by TTC at any time, unless otherwise provided in the Plan, the Nonqualified Stock Option Agreement or this Nonqualified Stock Option Acceptance Agreement;
(b)The grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future Option grants, or benefits in lieu of Option grants, even if Option grants have been granted repeatedly in the past;
(c)All decisions with respect to future Option grants, if any, will be at the sole discretion of TTC;
(d)I am voluntarily participating in the Plan;
(e)The Option grant is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for TTC or the Employer;
(f)In the event I am not an employee of TTC, this Option will not be interpreted to form an employment contract or relationship with TTC;
(g)The future value of the Shares underlying the Option is unknown and cannot be predicted with certainty and if the Option vests and is exercised in accordance with the terms of the Nonqualified Stock Option Agreement and this Nonqualified Stock Option Acceptance Agreement and I am issued Shares, the value of those Shares may increase or decrease;
(h)In consideration of the grant of the Option, no claim or entitlement to compensation or damages shall arise from termination of the Option or diminution in value of the Option or Shares acquired upon exercise of the Option resulting from termination of my employment or service by TTC or the Employer (for any reason whatsoever and whether or not in breach of applicable labor laws) and I hereby irrevocably release TTC and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by acceptance of the Option grant, I shall be deemed irrevocably to have waived my entitlement to pursue such claim;
(i)Except as otherwise provided in the Plan or the Nonqualified Stock Option Agreement, in the event of termination of my employment or other service (whether or not in breach of local labor laws), my right to exercise the Option will terminate effective as of the date of termination of my active employment or other service as determined in the sole discretion of the Committee and will not be extended by any notice of termination of employment or

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Exhibit 10.2
severance period provided to me by contract or practice of TTC or the Employer or mandated under local law; furthermore, in the event of termination of my employment or other service (regardless of any contractual or local law requirements), my right to exercise the Option after such termination, if any, will be measured by the date of termination of my active employment or other service and will not be extended by any notice of termination of employment or severance period provided to me by contract or practice of TTC or the Employer or mandated under local law; the Committee shall have the sole discretion to determine the date of termination of my active employment or other service for purposes of the Option;
(j)Neither TTC nor the Employer is providing any tax, legal or financial advice, nor is TTC or the Employer making any recommendations regarding my participation in the Plan, or my purchase or sale of the Shares underlying the Option; and
(k)I have been advised to consult with my own personal tax, legal and financial advisors regarding my participation in the Plan before taking any action related to the Plan.
I hereby acknowledge that I have received electronically a copy of the Plan, the U.S. Prospectus relating to the Plan and TTC’s most recent Annual Report on Form 10-K. I hereby agree to accept electronic delivery of copies of any future amendments or supplements to the U.S. Prospectus or any future Prospectuses relating the Plan and copies of all reports, proxy statements and other communications distributed to TTC’s security holders generally by email directed to my TTC email address.
Note: If you do not wish to accept the Option on the terms stated in the Nonqualified Stock Option Agreement and this Nonqualified Stock Option Acceptance Agreement, please immediately contact TTC’s Vice President, Human Resources or Vice President, General Counsel & Corporate Secretary, to decline the grant.
Signature:
Print Name:
Date:

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